Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Astoria Financial Corporation:

We consent to the incorporation by reference in amendment no. 1 to the registration statement on Form S-4 (No. 333-217153) of Sterling Bancorp of our reports dated February 28, 2017, with respect to the consolidated statements of financial condition of Astoria Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Astoria Financial Corporation, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

New York, New York
April 21, 2017